Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-121505
December 9, 2005
SYNDICATE: LEADS-LEH/GCM/CSFB; SR COS-BARC/DB/GS; COS-FA/LOOP/MRB/SEI/STI/RAM
TIMING: PRICED
OFFERING: CENTERPOINT ENERGY TRANSITION BOND COMPANY II, LLC SENIOR SECURED NOTES, SERIES A
RATINGS: Aaa/AAA/AAA by MDY/S&P/FCH

		Expected	Sinking						Final
	Size	WAL	Fund					Price to	Maturity
Tr.	($MM)	(yrs)	Payments	Benchmark	Spread	Yield	Coupon	Public	Date
A-1	250	2.0	8/06-02/09	2Y UST	T+42/N-4.75	4.841%	4.840%	99.98928%	2/1/11
A-2	368	5.0	02/09-08/12	5Y UST	T+53.75/N+0	4.977%	4.970%	99.96013%	8/1/14
A-3	252	7.5	08/12-02/14	05/13 UST	T+58.2/N+5	5.089%	5.090%	99.99640%	8/1/15
A-4	519	10.0	02/14-08/17	10Y UST	T+63.5/N+7	5.172%	5.170%	99.97450%	8/1/19
A-5	462	12.7	08/17-08/19	10Y UST	T+76.98/N+14.38	5.301%	5.302%	100.0000%	8/1/20
NB — SETTLES 12/16, FLAT
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.